As filed with the Securities and Exchange Commission on January 9, 2014

Registration No. 333-175865

333-152177

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-175865

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-152177

UNDER

THE SECURITIES ACT OF 1933

BLACK KNIGHT INFOSERV, LLC

(Exact name of registrant as specified in its charter)

Delaware	26-1547801
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

601 Riverside Avenue

Jacksonville, Florida 32204

(904) 854-5100

(Address, including Zip Code, Telephone Number,

including Area Code, of Registrant’s Principal Executive Offices)

Lender Processing Services, Inc. Amended and Restated 2008 Omnibus Incentive Plan

Lender Processing Services, Inc. 401(k) Profit Sharing Plan

Lender Processing Services, Inc. 2008 Omnibus Incentive Plan

Lender Processing Services, Inc. Employee Stock Purchase Plan

(Full Title of the Plan)

Michael L. Gravelle

Executive Vice President, General Counsel and Corporate Secretary

Fidelity National Financial, Inc.

601 Riverside Avenue

Jacksonville, Florida 32204

(904) 854-8100

(Name, Address and Telephone Number,

including Area Code, of Agent for Service)

Copies to:

Michael Aiello

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

(212) 310-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”), filed by Black Knight InfoServ, LLC (formerly known as Lender Processing Services, Inc., the “Company”), remove from registration all shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company and all participations, registered under the following Registration Statements on Form S-8 filed by the Company (each, a “Registration Statement,” and collectively, the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “Commission”), pertaining to the registration of shares of Common Stock offered under certain employee benefit and equity plans and agreements:

•	Registration Statement on Form S-8 (No. 333-175865), which was filed with the Commission on July 28, 2011, pertaining to the registration of 4,700,000 shares of Common Stock relating to the Lender Processing Services, Inc. Amended and Restated 2008 Omnibus Incentive Plan.

•	Registration Statement on Form S-8 (No. 333-152177), which was filed with the Commission on July 8, 2008, pertaining to the registration of 34,000,000 shares of Common Stock relating to the Lender Processing Services, Inc. 401(k) Profit Sharing Plan, the Lender Processing Services, Inc. 2008 Omnibus Incentive Plan and the Lender Processing Services, Inc. Employee Stock Purchase Plan.

On May 28, 2013, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Fidelity National Financial, Inc., a Delaware corporation (“FNF”) and Lion Merger Sub, Inc., a Delaware corporation and subsidiary of FNF (“Merger Sub”), providing for, among other things, the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a subsidiary of FNF. The Merger became effective on January 2, 2014 (the “Effective Time”), pursuant to a Certificate of Merger filed with the Secretary of State of the State of Delaware.

At the Effective Time, each share of Common Stock of the Company issued and outstanding immediately prior to the Merger was cancelled and (other than shares owned by the Company, its subsidiaries, FNF, or Merger Sub, and shares with respect to which appraisal rights were properly exercised under Delaware law) converted into the right to receive (i) $28.102 per share in cash, without interest thereon and less any required withholding taxes, and (ii) 0.28742 of a share of Class A common stock, par value $0.0001 per share, of FNF.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. The Company hereby removes from registration all securities registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on January 9, 2014.

BLACK KNIGHT INFOSERV, LLC

By:	/s/ Thomas J. Sanzone
Name:	Thomas J. Sanzone
Title:	President

Pursuant to the requirements of Securities Act of 1933, these Post-Effective Amendments to the Registration Statements on Form S-8 have been signed by the following persons on January 9, 2014 in the capacities indicated.

Signature	Title

/s/ Thomas J. Sanzone	Thomas J. Sanzone, President (Principal
Executive Officer), Managing Member

/s/ Brent B. Bickett	Brent B. Bickett, Executive Vice President
(Principal Financial Officer and Principal Accounting Officer)

/s/ Michael L. Gravelle	Michael L. Gravelle
Managing Member

/s/ Kirk T. Larsen	Kirk T. Larsen
Managing Member